THIRD AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED OPERATING EXPENSE LIMITATION AGREEMENT

with

GERSTEIN, FISHER & ASSOCIATES, INC.

THIS THIRD AMENDMENT dated as of March 11, 2016, to the Amended and Restated Operating Expense Limitation Agreement, dated as of November 8, 2011, as amended February 21, 2013 and January 22, 2015 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and Gerstein, Fisher & Associates, Inc. (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to reduce the Annual Limit (as defined in the Agreement) for the Gerstein Fisher Multi-Factor International Growth Equity Fund by 0.25% from 1.35% to 1.10%, effective as of March 29, 2016; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties; and

WHEREAS, the parties desire to revise and replace Section 4 of the Agreement and to clarify that the Agreement may be continued for additional periods of one year, or such other period as may be agreed upon by the Trust and the Adviser, upon the approval of the Board of Trustees of the Trust;

NOW, THEREFORE, the parties agree as follows:

Amended Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the sole purpose of reducing the Annual Limit (as defined in the Agreement) for the Gerstein Fisher Multi-Factor International Growth Equity Fund by 0.25% from 1.35% to 1.10%, effective as of March 29, 2016;  and

Section 4 of the Agreement, is hereby replaced and superseded by the following:

“4. TERM. This Agreement shall become effective with respect to a Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and shall continue for an initial term of three years, unless sooner terminated by either of the parties hereto in accordance with Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods of one year, or such other period as may be agreed upon by the Trust and the Adviser, so long as such continuation is approved for the Fund at least annually by the Board of Trustees.”

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS on behalf its series listed on Amended Schedule A	GERSTEIN, FISHER & ASSOCIATES, INC.

By: /s/ John P. Buckel	By: /s/ Gregg S. Fisher
Name: John P. Buckel	Name: Gregg S. Fisher
Title: President	Title: President

Amended Schedule A
to the
TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED OPERATING EXPENSE LIMITATION AGREEMENT

with

GERSTEIN, FISHER & ASSOCIATES, INC.

Series and Class of Trust for Professional Managers	Operating Expense Limitation as a Percentage of Average Daily Net Assets
Gerstein Fisher Multi-Factor Growth Equity Fund	0.99%
Gerstein Fisher Multi-Factor International Growth Equity Fund	1.10%
Gerstein Fisher Multi-Factor Global Real Estate Securities Fund	1.00%